Exhibit 99.2

Staffing 360 Solutions Announces Closing of $5 Million Public Offering

NEW YORK, February 10, 2023 - Staffing 360 Solutions, Inc. (NASDAQ: STAF) (“Staffing 360” or “the Company”), a staffing company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, today announced the closing of its previously announced public offering of 1,884,516 units (or pre-funded units in lieu thereof), each unit consisting of one share of common stock (or pre-funded warrant in lieu thereof) and one warrant to purchase one share of common stock, at an offering price to the public of $2.6532 per unit (or pre-funded unit in lieu thereof). The warrants have an exercise price of $2.47 per share, are immediately exercisable, and will expire five years from issuance.

H.C. Wainwright & Co. acted as the exclusive placement agent for the offering.

The gross proceeds to the Company from the offering were approximately $5 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for working capital purposes.

The securities described above were offered pursuant to a registration statement on Form S-1 (File No. 333-269308) originally filed with the Securities and Exchange Commission (“SEC”) on January 20, 2023 and declared effective on February 7, 2023. The public offering was made only by means of a prospectus, which is part of the effective registration statement. Electronic copies of the final prospectus may be obtained for free on the SEC’s website located at http://www.sec.gov and may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

The Company also agreed to amend certain existing warrants to purchase up to an aggregate of 876,654 shares of common stock at an exercise price of $5.85 per share and an expiration date of January 7, 2028. Effective upon the closing of the offering, the amended warrants have a reduced exercise price of $2.47 per share.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions and as part of its targeted consolidation model, is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and light industrial staffing space. For more information, visit http://www.staffing360solutions.com.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as “expect,” “look forward to,” “anticipate” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “project” or words of similar meaning. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and include, among others, the intended use of proceeds from the public offering; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation; the Company’s ability to maintain its listing on the Nasdaq Capital Market; market and other conditions; the geographic, social and economic impact of COVID-19 and its ongoing effects on the Company’s ability to conduct its business and raise capital in the future when needed; weakness in general economic conditions and levels of capital spending by customers in the industries the Company serves; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of customer capital projects or the inability of the Company’s customers to pay the Company’s fees; the termination of a major customer contract or project; delays or reductions in U.S. government spending; credit risks associated with the Company’s customers; competitive market pressures; the availability and cost of qualified labor; the Company’s level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations, including the impact of health care reform laws and regulations; the possibility of incurring liability for the Company’s business activities, including, but not limited to, the activities of the Company’s temporary employees; the Company’s performance on customer contracts; negative outcome of pending and future claims and litigation; government policies, legislation or judicial decisions adverse to the Company’s businesses; the Company’s ability to access the capital markets by pursuing additional debt and equity financing to fund its business plan and expenses on terms acceptable to the Company or at all; and the Company’s ability to comply with its contractual covenants, including in respect of its debt agreements, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. The Company does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contacts:

Matt Blazei

CoreIR

(516) 386-0430

mattb@coreir.com